June 23, 2005

via U.S. mail and facsimile

Bernard Korn, Chief Executive Officer
Colonial Commercial Corp.
120 New South Road
Hicksville, NY  11801

	RE:	Form 10-K for the fiscal year ended December 31, 2004
			File No. 1-6663



Dear Mr. Korn:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Rufus Decker
								Accounting Branch Chief



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Mr. Gary T. Steele
March 9, 2005
Page 1 of 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE